Exhibit 99.3

Tims China Announces Additional Financing

and

Investor-Friendly Changes to Merger Agreement

Additional financings of up to $194.5 million from institutional investors to fully fund Tims China’s 5-year business plan

Adjustments to the Merger Agreement, including lower entry valuation of $1.4 billion

SHANGHAI, March 9, 2022 – TH International Limited (“Tims China” or the “Company”) and Silver Crest Acquisition Corporation (“Silver Crest”) announced today several important developments in support of their previously announced business combination and future growth, including additional financing commitments for Tims China and material changes to the Agreement and Plan of Merger (the “Merger Agreement”).

Specifically:

-	Tims China has received commitments from institutional investors, including affiliates of Cartesian Capital Group, LLC, Restaurant Brands International (“RBI”), and Silver Crest Management LLC (“Sponsor”), to invest up to $94.5 million in a Private Investment in Public Equity (“PIPE”) to be completed in conjunction with the business combination, with a portion of the PIPE complemented by an equity support agreement from Shaolin Capital Management, LLC;

-	Tims China has executed a letter of intent for a $100 million committed share facility (“CSF”) with a global financial services firm (“Investor”). The facility will be governed by an Ordinary Share Purchase Agreement, under which the Company will have, in its discretion, the option to sell up to $100 million of its ordinary shares to Investor over a 36-month period;

-	Tims China and Silver Crest have amended the Merger Agreement to:

•	Reduce the entry valuation of Tims China from $1.688 billion to $1.400 billion;

•	Contribute 50% of the Sponsor’s shares and warrants to Silver Crest, thereby increasing the post-closing ownership of Silver Crest’s non-redeeming shareholders;

•	Deem the minimum cash requirement satisfied by the financings agreed to date; and

•	Extend the Termination Date of the Merger Agreement to June 30, 2022, in order to permit ample time for the SEC to complete its review of the proposed combination.

All of these agreements are subject to certain terms and conditions, which are set forth in the Current Report on Form 8-K filed by Silver Crest with the United States Securities and Exchange Commission (the “SEC”) on March 9, 2022.

Peter Yu, Chairman of Tims China, commented, “These agreements, which follow the recent opening of our 410th store, mark another important milestone for Tims China. We expect that the PIPE and the CSF, combined with the convertible financing closed in December, will provide more than sufficient capital to fully fund our 5-year business plan. We are grateful for the additional investments by our existing shareholders, notably our partners at RBI. We are fortunate as well to partner with Shaolin Capital and other world-class stakeholders as we continue to build Tims China into China’s premier coffee and bake shop.”

Derek Cheung, Chief Executive Officer of Silver Crest, stated, “Tims China continues to expand its market presence in the high-growth coffee industry in China. Affiliates of Silver Crest are committing to the PIPE, underscoring our continued commitment to the success of Tims China and the merger.”

David Shear, President, International of RBI, added, “China is one of Tim Hortons’s most important international markets. We couldn’t be more pleased that Tims China is securing committed financing and access to capital to fuel its continued growth. Congratulations to all parties on these important agreements.”

Overview of the Transactions Contemplated by the Merger Agreement

THIL and Silver Crest Acquisition Corporation (“Silver Crest”), a publicly traded special purpose acquisition company, have signed a definitive agreement related to a proposed business combination that would result in THIL becoming a public company. As a result of the business combination, THIL will continue as the parent/public company and will retain the name “TH International Limited”. THIL intends to apply for listing of its ordinary shares on the NASDAQ Stock Market under the proposed symbol “THCH” to be effective at the consummation of the business combination.

Important Information and Where to Find It

This press release does not contain all the information that should be considered concerning the proposed business combination. It does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. It is not intended to form the basis of any investment decision or any other decision in respect of the proposed business combination. In connection with the proposed business combination, THIL has filed with the SEC a registration statement on Form F-4 (the “Registration Statement”), as amended, which includes a preliminary proxy statement/prospectus with respect to the business combination. The definitive proxy statement/prospectus and other relevant documentation will be mailed to Silver Crest’s shareholders as of a record date to be established for purposes of voting on the business combination. Silver Crest’s shareholders and other interested persons are advised to read the preliminary proxy statement/prospectus and any amendments thereto, and the definitive proxy statement/prospectus in connection with the solicitation of proxies for the extraordinary general meeting to be held to approve the transactions contemplated by the proposed business combination because these materials contain, or will contain, important information about THIL, Silver Crest and the proposed transactions. Shareholders will also be able to obtain a copy of the preliminary proxy statement/prospectus and the definitive proxy statement/prospectus once available, without charge, at the SEC’s website at http://www.sec.gov or by directing a request to: Silver Crest Acquisition Corporation, Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Participants in the Solicitation

Silver Crest, THIL and their respective directors and executive officers, other members of management and employees may be considered participants in the solicitation of proxies with respect to the potential transaction described in this press release under the rules of the SEC. Information about the directors and executive officers of Silver Crest is set forth in Silver Crestʼs IPO prospectus dated January 13, 2021 and filed with the SEC on January 15, 2021. Information regarding other persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders in connection with the potential transaction and a description of their interests is set forth in the Registration Statement. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release is for informational purpose only and not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of THIL or Silver Crest, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between THIL and Silver Crest. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Without limiting the generality of the foregoing, the forward-looking statements in this press release include THIL’s future market position, the growth of China’s coffee market, and THIL’s ability to secure financing through the PIPE and the CSF. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Silver Crest’s securities, (ii) the risk that the transaction may not be completed by Silver Crest’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Silver Crest, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the Merger Agreement by the shareholders of Silver Crest, the satisfaction of the minimum trust account amount following redemptions by Silver Crest's public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (vi) the effect of the announcement or pendency of the transaction on THIL’s business relationships, operating results, and business generally, (vii) risks that the proposed transaction disrupts current plans and operations of THIL and potential difficulties in THIL employee retention as a result of the transaction, (viii) the outcome of any legal proceedings that may be instituted against THIL or against Silver Crest related to the Merger Agreement or the proposed transaction, (ix) the ability to obtain approval for listing or maintain the listing of THIL’s securities on a national securities exchange, (x) the price of Silver Crest’s securities may be volatile due to a variety of factors, including changes in the competitive and regulated industries in which THIL operates, variations in operating performance across competitors, changes in laws and regulations affecting THIL’s business, THIL’s inability to implement its business plan or meet or exceed its financial projections and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, and (xii) the effects of natural disasters, terrorist attacks and the spread and/or abatement of infectious diseases, such as COVID-19, on the proposed transactions or on the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transactions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Silver Crest’s registration statement on Form S-1 (File No. 333-251655), the joint proxy statement/prospectus on Form F-4 discussed above and other documents filed by Silver Crest from time to time with the SEC, including but not limited to in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Silver Crestʼs annual report on Form 10-K for the year ended December 31,2020 as updated by Silver Crestʼs quarterly report on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, as amended. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and THIL and Silver Crest assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither THIL nor Silver Crest gives any assurance that either THIL or Silver Crest, or the combined company, will achieve its expectations.

About TH International Limited

TH International Limited is the parent company of the exclusive master franchise of Tim Hortons coffee shops for Restaurant Brands International Inc. (TSX: QSR) (NYSE: QSR) in China, including Hong Kong and Macau. TH International Limited was founded by Cartesian Capital Group and Tim Hortons Restaurants International, a subsidiary of Restaurant Brands International.

Tims China offers freshly brewed coffee, tea and other beverages, bakery & sides, and sandwiches and is an emerging coffee champion in China. The brand’s philosophy is rooted in world-class execution and data-driven decision making and centered on true local relevance, continuous innovation, genuine community, and absolute convenience. For more information, please visit www.timhortons.com.cn.

About Silver Crest Acquisition Corporation

Silver Crest Acquisition Corporation is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. For more information, please see www.silvercrestacq.com.

About Restaurant Brands International Inc.

Restaurant Brands International Inc. is one of the world's largest quick-service restaurant companies with more than $35 billion in annual system-wide sales and over 28,000 restaurants in more than 100 countries. RBI owns four of the world's most prominent and iconic quick-service restaurant brands – TIM HORTONS®, BURGER KING®, POPEYES®, and FIREHOUSE SUBS®. These independently operated brands have been serving their respective guests, franchisees, and communities for decades. Through its Restaurant Brands for Good framework, RBI is improving sustainable outcomes related to its food, the planet, and people and communities. To learn more about RBI, please visit the company's website at www.rbi.com.

About Cartesian Capital Group, LLC

Cartesian Capital Group, LLC is a leading global private equity firm with a demonstrated ability to grow companies internationally. With funds comprising more than $3 billion in capital commitments, Cartesian's team has helped to build 60 companies operating across 40 different countries. For more information, please see www.cartesiangroup.com.

Contacts

Investor Relations

Tims China Investor Relations:

IR@timschina.com

ICR, LLC

TimsChinaIR@icrinc.com

Public Relations

ICR, LLC

TimsChinaPR@icrinc.com

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